Exhibit 10(b)

          WHEREAS, Arrow Electronics, Inc. (the Company”) has established the Arrow Electronics Savings Plan (the “Plan”) and pursuant to Section 12.1 of the Plan, has reserved the right to amend the Plan through action by the Management Pension Investment and Oversight Committee (the “Committee”) acting as Company Representative; and

          WHEREAS, at a meeting held on November 25, 2003, the Committee amended the Plan to (i) eliminate direct reference to the Plan limit on elective deferrals made under the Plan, effective March 1, 2004, (ii) provide for monthly entry dates into the Plan, effective March 1, 2004, and (iii) permit in-service withdrawals of the partially vested portion of a Member’s Account, effective January 1, 2002;

          WHEREAS, at a meeting held on September 21, 2004, the Compensation Committee of the Board of Directors of the Company directed that the Compensation Committee replace the Corporate Governance Committee with respect to the duty to appoint members of the Management Pension Investment and Oversight Committee pursuant to Section 10.1 of the Plan;

          NOW THEREFORE, in order to formally reflect such action and make additional clarifying changes approved by the Committee on December 18, 2003, the Company has caused this instrument of amendment, including Exhibit A hereof, to be executed by its duly authorized officer, and its corporate seal to be hereunto affixed, this 7 day of March, 2005.

ATTEST:	ARROW ELECTRONICS, INC.

Peter S. Brown	By:	Paul J. Reilly
Secretary		Vice President and Chief Financial Officer

	By:	William E. Mitchell
President and Chief Executive Officer

Exhibit A

AMENDMENT NO. 1
TO
ARROW ELECTRONICS SAVINGS PLAN
As Amended and Restated Effective January 1, 2002

          The Arrow Electronics Savings Plan, as amended and restated effective January 1, 2002, is hereby amended in following respects:

1.	Section 1.6 is amended by adding the following to the end thereof:

or any duly authorized committee thereof (such as the Compensation Committee).

2.	Section 1.8 is amended effective September 21, 2004 by deleting the words “by the Corporate Governance Committee of the Board of Directors.”

3.	Section 1.21 is amended by adding the following to the end thereof:

“, and effective March 1, 2004, the first day of each calendar month.”

4.	Section 1.48 is amended to read as follows:

Year of Service. A Plan Year during which an employee has not less than one thousand (1,000) Hours of Service, excluding (i) any Year prior to the Plan Year in which the employee attained age 18, (ii) any Plan Year not taken into account for vesting purposes as of December 31, 1984 under the predecessor plan then in effect as a result of the application of the break rules of those plans as then in effect, and (iii) any Plan Year disregarded pursuant to Section 2.6 (relating to the effect of One-Year Breaks in Service).

5.	Section 2.6 is amended to read as follows:

If a Member whose Accounts are not vested in whole or in part, or an employee who has not become a Member, terminates employment and is subsequently rehired after five or more consecutive One-Year Breaks in Service, and the number of such consecutive One-Year Breaks in Service exceeds the number of Plan Years in which he had not less than one thousand (1,000) Hours of Service (excluding Years disregarded by a prior application of this Section 2.6 or any corresponding provision of the Plan as previously in effect), he shall upon rehire be treated as a new employee for all purposes of this Plan and all Hours of Service and Years of Service previously credited shall thereafter be disregarded for all purposes. In all other cases, an employee who is rehired shall retain credit for his prior Hours of Service and Years of Service in determining both eligibility to become a Member and vesting, and if previously a Member, shall qualify as a Member immediately upon rehire as an Eligible Employee; and any such employee who meets the age and service requirements for Membership in this Plan as of an Entry Date during a period of absence from employment shall become a Member upon the termination of such absence if he is then an Eligible Employee.

6.	Section 2.1 is amended to read as follows:

“2.1 In General.

2.1.1 Regular Employees. Effective September 1, 1995, an Eligible Employee who has not previously become a Member shall become a Member on the Entry Date coincident with or next following the later of his twenty-first (21st) birthday or the ninetieth (90th) day following his Date of Hire, if he is a “Regular Employee”, defined as an employee who is scheduled to customarily work for an Employer for twenty (20) or more hours per week throughout each year (except for holidays and vacations). Effective March 1, 2004, an Eligible Employee who is a “Regular Employee” and who has not previously become a Member shall become a Member on the first day of the calendar month coincident with or next following the completion of one full calendar month beginning on or after his Date of Hire, or if later, the first day of the calendar month in which he has first attained age twenty-one (21).

2.1.2 Part-Time Employees. An Eligible Employee who is not a “Regular Employee” shall become a Member on the Entry Date coincident with or next following the later of (a) his completion of a 12-consecutive month period starting on his Date of Hire, or on any January 1 thereafter, in which he has 1,000 Hours of Service, or (b) his twenty-first (21st) birthday.

2.1.3 Date of Hire. For purposes of this Section 2.1, the term “Date of Hire” means the date on which an employee first performs an Hour of Service described in Section 1.26.1. An employee who starts work on the first business day of a calendar month shall become a Member no later than if he started work on the first day of the month.”

7.	Section 3.1 is amended by revising the first and third sentences thereof to read as follows:

(a)	First Sentence:

“In order to share in Elective Contributions, a Member must be a Section 401(k) Member and agree in his Contribution Agreement to reduce his Compensation otherwise payable in cash for each payroll period by such whole percentage as he shall elect, which prior to March 1, 2004 shall not exceed ten percent (10%), and thereafter shall not exceed such applicable percentage as the Committee may from time to specify, which may either be a uniform percentage for all Section 401(k) Members, or be determined separately for Highly Compensated Employees or non-Highly Compensated Employees, respectively, as the Committee determines in its discretion; provided, that a whole percentage shall not be required if necessary or appropriate to comply with any applicable limitations on the amount of Elective Contributions permitted.”

(b)	Third Sentence:

“Any Elective Contribution in excess of 6% shall not be eligible for Matching Contributions under Section 3.2.”

8.	Section 7.2.2 is amended to read as follows, effective as of January 1, 2002:

“A Member may elect, no more frequently than once in any twelve-month period nor more than twice in a sixty-month period, to withdraw from his Matching Account an amount in cash equal to one-half (1/2) of the Vested Percentage of the balance of such Account.”

9.	Section 10.1 is amended by adding following sentence at the end thereof:

“Effective September 21, 2004, the Compensation Committee of the Board of Directors shall succeed to the duties of the Corporate Governance Committee under this Section 10.1.”

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